TO: All Employees, Officers and Directors

FROM: Edward E. Cohen, Chief Executive Officer

DATE: October 23, 2007

RE: Transactions in Partnership Securities - Our Amended and Restated Pre-Clearance Procedures and Blackout Periods

_____________________________________________________________________________

Our board of directors has adopted an insider trading policy for Atlas Pipeline Holdings, L.P. (the "Partnership"). The policy is described in a memorandum to all employees, officers and directors dated as of June 30, 2006 (the "Insider Trading Policy Memorandum"). At the same time that the board adopted the insider trading policy, the board adopted new procedures governing transactions in the Partnership securities by all employees, officers and directors of Atlas Pipeline Holdings GP, LLC (the "Company") and the Partnership. On October 23, 2007, the board adopted an amendment to the procedures governing transactions in the Partnership's securities. This memorandum describes the procedures.

Pre-clearance Procedures

To help prevent inadvertent violations of the federal securities laws, to avoid even the appearance of trading on inside information and to permit the Partnership to assist with any filings that may be necessary, employees, officers and directors of the Company and the Partnership (together with their family members who reside with them, anyone else who lives in their household, and any family members who do not live in their household but whose transactions in the Partnership securities are directed by them or are subject to their influence or control) may not engage in any transaction in the Partnership securities (including a gift, contribution to a trust, or similar transfer) without first obtaining pre-clearance of the transaction from the Partnership's counsel, or in such counsel's absence, from such person designated by the Chairman or Vice Chairman of the General Partner of the Partnership. A request for pre-clearance should be submitted to the Partnership's counsel at least 3 business days in advance of the proposed transaction. The Partnership's counsel is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. The Partnership's counsel will consult with the Company's CEO or the CEO's designee regarding whether the CEO or such designee, as the case may be, is aware of the existence of any material nonpublic information concerning the Partnership or whether there is any other reason why the trade should not be permitted prior to approving any trade.

Any person subject to the pre-clearance requirements who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the Partnership's counsel. As required by Rule 10b5-1, you may enter into a trading plan only when you are not in possession of material nonpublic information. In addition, you may not enter into a trading plan during a blackout period, described in the next Section of this memorandum. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

In addition, no pre-clearance is necessary with respect to exercises of awards granted pursuant to the Partnership's Long-Term Incentive Plan, to which the Partnership's insider trading policy does not apply as described in the Insider Trading Policy Memorandum. If the Partnership adopts a stock option plan or 401(k) plan, no pre-clearance will be necessary with respect to exercises of employee stock options or purchases of the Partnership securities in the 401(k) Plan.

Blackout Periods

Quarterly Blackout Periods. Projections of quarterly earnings developed by the Partnership may be considered material nonpublic information and the Partnership 's announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Partnership's securities. The Partnership usually develops these projections in connection with the declaration of the Partnership's quarterly dividend during the last month of a particular fiscal quarter. Therefore, you can anticipate that, to avoid even the appearance of trading while aware of material nonpublic information, persons who are or may be expected to be aware of the Partnership's projected or actual quarterly financial results generally will not be pre-cleared to trade in the Partnership 's securities during the period beginning on the 15th day of the last month of the Partnership's fiscal quarter and ending after the second full business day following the Partnership's issuance of its quarterly earnings release for such quarter. All employees, officers and directors of the Company and the Partnership are subject to these quarterly blackout periods.

The Partnership may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trades are unlikely to be pre-cleared while the Partnership is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

Pension Fund Blackout Periods. To the extent required by Section 306 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), directors and executive officers will be prohibited from engaging in any transaction in the Partnership's equity securities during any pension fund or retirement fund "blackout period" (as defined in the Sarbanes-Oxley Act) with respect to such equity security if such director or executive officer acquires the equity security in connection with his or her service or employment with the Company or the Partnership.

Event-specific Blackout Periods. From time to time, an event may occur that is material to the Partnership and is known by only a few directors or executives. So long as the event remains material and nonpublic, all employees, officers and directors of the Company and the Partnership may not trade in the Partnership's securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Partnership's securities during an event-specific blackout, the Partnership's counsel will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Partnership's counsel to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Hardship Exceptions. A person who is subject to a quarterly blackout period and who has an unexpected and urgent need to sell Partnership securities in order to generate cash may, in appropriate circumstances, be permitted to sell the Partnership's securities even during the blackout period. Hardship exceptions may be granted only by the Partnership's counsel with the approval of the audit committee of the board of directors and must be requested at least 3 business days in advance of the proposed trade. A hardship exception may be granted only if the Partnership's counsel and the audit committee of the board of directors conclude that the Partnership's dividend and earnings information for the applicable quarter does not constitute material nonpublic information. Under no circumstance will a hardship exception be granted during an event-specific blackout period.

Post-Termination Transactions. If you are aware of material nonpublic information when you terminate service as a director, officer or other employee of the Company or the Partnership, you may not trade in the Partnership securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this memorandum will cease to apply to your transactions in Partnership securities upon the expiration of any "blackout period" that is applicable to your transactions at the time of your termination of service.

Assistance. Any person who has a question about this memorandum or its application to any proposed transaction may obtain additional guidance from the Partnership's counsel.

Certificate. All employees, officers and directors of the Company or the Partnership must certify their understanding of and intent to comply with the Partnership's insider trading policy, including the procedures set forth in this memorandum. A copy of the certificate that all employees, officers and directors of the Company or the Partnership must sign is enclosed with this memorandum.

CERTIFICATE

(To Be Signed By All Employees, Officers and Directors)

I certify that:

1.   I have read and understand the Partnership's Memoranda dated as of October 23, 2007 entitled "Statement of Our Policy Regarding Securities Trades By Personnel of the Company and the Partnership" and "Transactions in Partnership Securities - Our Amended and Restated Pre-Clearance Procedures and Blackout Periods" (collectively, the "insider trading policy"). I understand that the Partnership's counsel is available to answer any questions I have regarding the insider trading policy.

2.   Since the date the insider trading policy became effective on June 30, 2006, or such shorter period of time that I have been an employee, officer or director of the Company or the Partnership, I have complied with the insider trading policy.

3.   I will continue to comply with the insider trading policy for as long as I am subject to the policy.

Signature:_______________________

Date:___________________________

Print name:_______________________